Exhibit 99.1
For Immediate Release
Contacts:
Investor Relations: Gregg Kvochak, (310) 556-8550
For Media: Mike Distefano, (310) 843-4199
Korn/Ferry International Amends Fourth Quarter Fiscal
2009 Results of Operations
Los Angeles, CA, June 29, 2009 - Korn/Ferry International (NYSE:KFY), a premier global provider of talent management solutions, announced it has made an adjustment to its fourth quarter fiscal 2009 results of operations subsequent to the issuance of its press release on June 9, 2009. The adjustment was made to correct compensation and benefit expenses that had been recorded twice by the Company during the periods covering fiscal 2002 through fiscal 2009 for expenses relating to employee contributions to a health and welfare benefit plan. The cumulative impact of this adjustment was a $3.7 million decrease in compensation and benefits expense for the quarter and year ended April 30, 2009, a $4.0 million increase in cash and cash equivalents and a $0.3 million increase in accrued compensation and benefits liability as of April 30, 2009. This adjustment increased operating profit by $3.7 million and decreased net loss by $2.3 million, or $0.05 per basic and diluted share for the quarter and year ended April 30, 2009. Based on the Company’s analysis of the adjustment it was not considered material to any individual prior period or the current period. A revised balance sheet and income statement reflecting the adjustment are attached.
- Korn/Ferry International (NYSE:KFY), with a presence throughout the Americas, Asia Pacific, Europe, the Middle East and Africa, is a premier global provider of talent management solutions. Based in Los Angeles, the firm delivers an array of solutions that help clients to attract, develop, retain and sustain their talent. Visit www.kornferry.com for more information on the Korn/Ferry International family of companies, and www.kornferryinstitute.com for thought leadership, intellectual property and research.

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)
Fee revenue	$106,980	$208,204	$638,223	$790,570
Reimbursed out-of-pocket engagement expenses	7,446	12,246	37,905	45,072

Total revenue	114,426	220,450	676,128	835,642

Compensation and benefits	76,783	148,072	442,632	540,056
General and administrative expenses	29,566	33,374	126,882	134,542
Out-of-pocket engagement expenses	10,317	16,086	49,388	58,750
Depreciation and amortization	2,946	2,740	11,583	10,441
Restructuring charges	25,070	—	41,915	—

Total operating expenses	144,682	200,272	672,400	743,789

Operating (loss) income	(30,256)	20,178	3,728	91,853

Interest and other income (loss), net	1,064	1,063	(15,801)	7,137

(Loss) income before (benefit) provision for income taxes and equity in earnings of unconsolidated subsidiaries	(29,192)	21,241	(12,073)	98,990
(Benefit) provision for income taxes	(11,943)	6,328	384	36,081
Equity in earnings of unconsolidated subsidiaries, net	49	833	2,365	3,302

Net (loss) income	$(17,200)	$15,746	$(10,092)	$66,211

Basic (loss) earnings per common share	$(0.40)	$0.36	$(0.23)	$1.50

Basic weighted average common shares outstanding	43,475	43,230	43,522	44,012

Diluted (loss) earnings per common share	$(0.40)	$0.36	$(0.23)	$1.46

Diluted weighted average common shares outstanding	43,475	44,333	43,522	45,528

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	As of April 30,
	2009	2008
ASSETS
Cash and cash equivalents	$255,000	$305,296
Marketable securities	4,263	5,940
Receivables due from clients, net of allowance for doubtful accounts of $11,197 and $11,504, respectively	67,308	119,952
Income taxes and other receivables	9,001	7,071
Deferred income taxes	14,583	10,401
Prepaid expenses and other assets	21,442	20,057

Total current assets	371,597	468,717

Marketable securities, non-current	70,992	78,026
Property and equipment, net	27,970	32,462
Cash surrender value of company owned life insurance policies, net of loans	63,108	81,377
Deferred income taxes	45,141	47,128
Goodwill	133,331	142,699
Intangible assets, net	16,928	15,519
Other assets	11,812	14,286

Total assets	$740,879	$880,214

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$10,282	$15,309
Income taxes payable	2,059	20,948
Compensation and benefits payable	116,705	199,081
Other accrued liabilities	44,301	37,120

Total current liabilities	173,347	272,458

Deferred compensation and other retirement plans	99,238	105,719
Other liabilities	9,195	5,903

Total liabilities	281,780	384,080

Shareholders’ equity
Common stock: $0.01 par value, 150,000 shares authorized, 56,185 and 54,786 shares issued and 44,729 and 44,593 shares outstanding, respectively	368,430	358,568
Retained earnings	84,922	95,014
Accumulated other comprehensive income	6,285	43,097

Shareholders’ equity	459,637	496,679
Less: notes receivable from shareholders	(538)	(545)

Total shareholders’ equity	459,099	496,134

Total liabilities and shareholders’ equity	$740,879	$880,214